AMENDMENT NO. 2 TO THE
                           BY-LAWS OF MICROFRAME, INC.
                        ---------------------------------

Pursuant to Section 3, Article VI of the By-laws of MicroFrame, Inc. (the "Corporation"), the Board of Directors of the Corporation amends the By-Laws of the Corporation as follows:



                                    ARTICLE V
                                    OFFICERS

Section 2. Duties and Authority of President - The first line shall be deleted in its entirety, which states: "The president shall be chief executive officer of the Corporation." The remainder of Section 2 is hereby ratified and confirmed in its entirety.